STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (“Agreement”) is dated as of November 18, 2011 (the “Effective Date”), by and between High Plains Gas, Inc., a Nevada corporation (the “Company”), and Levi Miller, an individual (“Holder”).

Recitals

WHEREAS, the Company proposes to issue to Holder an option to acquire up to 20,000,000 shares (the “Shares”) of the authorized and issued common stock of the Company (the “Common Stock”) in accordance with the terms of this Agreement; and

WHEREAS, in consideration of the promises and the mutual agreements herein set forth, the parties hereto agree as follows:

Agreement

SECTION 1.  Issuance of Option.  Upon execution of this Agreement, the Company hereby issues Holder an option to acquire 20,000,000 shares of the Company’s Common Stock at an exercise price equal to the volume weighted average price of the Company’s common stock for the twenty trading days prior to the date of the Purchase Agreement with Miller Fabrication L.L.C. and High Plains (but not less than $0.05 per share) (the Exercise Price”), subject to the terms of this Agreement (the “Option”).

SECTION 2.   Vesting of the Option.  Holder’s right to acquire the Shares shall vest 20% per year from the date of this agreement, with the first 20% vesting immediately upon issuance of this option.

Upon such exercise of the Option and payment of the Exercise Price (or exercise by cashless exercise) the Company shall cause to be issued and delivered promptly to Holder a certificate for the Shares issuable upon the exercise of the Option.

SECTION 3.   Expiration of Option.   Holder’s option rights to acquire the Shares shall expire on the earlier of (i) five (5) years following the Effective Date of this Agreement, (ii) immediately upon termination of the Holder’s employment or engagement with the Company if the termination is for “cause”, (iii) one year from the date of the death of the Holder, or (iv) 90 days following termination of the Holder’s employment or engagement with the Company so long as such termination is not for “cause”.

SECTION 4.   Mutilated or Missing Option Certificates.   In case the original of this Agreement shall be mutilated, lost, stolen or destroyed, the Company shall issue and deliver, in exchange and substitution for and upon cancellation of this Agreement, a new Option of like tenor and representing an equivalent right or interest.

SECTION 5.   Reservation of Shares.   The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock or its authorized and issued Common Stock held in its treasury for the purpose of enabling it to satisfy its obligation to issue Shares upon exercise of the Option, the full number of Shares deliverable upon the exercise of the entire Option.

SECTION 6.   Non-Assignable Option Rights.   Holder’s Option right to acquire all or the balance of Shares that Holder has the right to acquire under this Agreement is non-assignable by Holder.

SECTION 7.   Certificates to Bear Language.   Unless appropriate registered with the US Securities and Exchange Commission, the Shares and the certificate or certificates evidencing any such Shares shall bear the following legend:

“THE SHARES (OR OTHER SECURITIES) REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.”

Share Certificates can be issued, without such restrictive language or legend, if the Option or the Shares are sold pursuant to an effective registration statement under the Securities Act of 1933 or if the Company has received an opinion from counsel, reasonably satisfactory to counsel for the Company, that such restrictive language or legend is no longer required under the Act.

SECTION 8.   Consolidation, Merger or Sale of the Company.   If the Company is a party to a consolidation, merger or transfer of assets which reclassifies or changes its outstanding Common Stock, the successor corporation (or corporation controlling the successor corporation or the Company, as the case may be) shall by operation of law assume the Company’s obligations under this Agreement.  Upon consummation of such transaction the Option shall automatically vest 100% and become exercisable for the kind and amount of securities, cash or other assets which the holder of the Option would have owned immediately after the consolidation, merger or transfer if the holder had exercised the Option immediately before the effective date of such transaction.

SECTION 9.   Notices to Company and Holder.   Any notice or demand authorized by this Agreement to be given or made by Holder or by Company shall be sufficiently given or made if sent by  registered mail, postage prepaid, return receipt requested to the principal office of the party to receive the notice if to the Holder at the last address provided to the Company by the Holder and if to the Company as below:

High Plains Gas, Inc.

1200 East Lincoln

Gillette, WY 82717

SECTION 10.   Supplements and Amendments.   This Agreement may only be amended with the express written consent of Holder and the Company.

SECTION 11.   Successors.   All the covenants and provisions of this Agreement by and for the benefit of the Company of Holder shall bind and inure to the benefit of their respective successor and assigns hereunder.

SECTION 12.   Counterparts.   This Agreement may be executed in one or more counter parts, such that when integrated together they will form a binding Agreement.

IN WITNESS WHEREOF,  the parties hereto have caused this Agreement to be duly executed, as of the date and year first above written.

HIGH PLAINS GAS, INC.

_______________________________________

By:

Brandon W. Hargett

Its:

Chief Executive Officer

HOLDER

_______________________________________

Levi Miller

3